Exhibit 99.2

[LOGO] KPMG

                      KPMG LLP                       Telephone 617 988 1000
                      99 High Street                 Fax       617 988 0800
                      Boston, MA 02110-2371          Internet  www.us.kpmg.com

                         Independent Accountants' Report
                         -------------------------------

The Board of Directors
Ocean Bank F.S.B.

We have examined management's assertion, included in the accompanying Management Assertion, that Ocean Bank, F.S.B. (formerly known as Home Loan and Investment Bank, F.S.B.) (the Bank) complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers as of and for the year ended December 31, 2005. Management is responsible for the Bank's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Bank's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with the minimum servicing standards specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Bank complied with the aforementioned minimum servicing standards during the year ended December 31, 2005 is fairly stated, in all material respects.

                                    KPMG LLP

March 13, 2006

           KPMG LLP, a U.S. limited liability partnership, is the U.S.
             member firm of KPMG International, a Swiss cooperative.

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[LOGO] OCEAN BANK

                              Management Assertion
                              --------------------

As of and for the year ended December 31. 2005, Ocean Bank. F.S.B. (formerly known as Home Loan and Investment Bank, F.S.B.) complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, Ocean Bank, F.S.B. had in effect a fidelity bond in the amount of $6,000,000 per occurrence and errors and omissions policy in the amount of $4,000,000 per occurrence and in the aggregate.

                                          /s/ Brian Murphy
                                              ------------
                                              Brian Murphy
                                              CFO

                                          /s/ Peter Lachapelle
                                              ----------------
                                              Peter Lachapelle
                                              COO

                                              March 13. 2006

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   Corporate Office: 2 Altieri Way o Warwick, RI 02885-1765 o T. 800.223.1700
                                F. 401.732.5342
       244 Weybosset Street o Providence, RI 02903-3774 o T. 401.272.5100
                                F. 401.453.3865
   40 Airport Road o Warwick, RI 02889-1036 o T. 401.732.1991 F. 401.738.3779

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